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                                                                    EXHIBIT 23.7

                         INDEPENDENT AUDITOR'S CONSENT
                         -----------------------------

We consent to the use in this Registration Statement of United International Holdings, Inc., on Private Placement Offering Memorandum of our report dated March 31, 1997, relating to the combined financial statements of Tele Cable de Morelos, S. A. de C. V. and related companies (all of which are subsidiaries of Megapo Comunicaciones de Mexico, S.A. de C.V.), which is part of the Private Placement Offering Memorandum. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/S/ Galaz, Gomez Morfin, Chavero, Yamazaki, S.C.
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Mexico City, Mexico

February 27, 1998